INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 70 to the Registration Statement No. 811-2546 on Form N-1A of Fidelity Commonwealth Trust, of our reports each dated June 2, 2000 appearing in the Annual Reports to Shareholders of Fidelity Intermediate Bond Fund, Spartan Market 500 Index Fund, Fidelity Small Cap Stock Fund, Fidelity Mid-Cap Stock Fund and Fidelity Large Cap Stock Fund for the year ended April 30, 2000.

We also consent to the references to us under the headings "Financial Highlights" in the Prospectus and "Auditor" in the Statement of Additional Information, which are a part of such Registration
Statement.

 /s/Deloitte & Touche LLP
 Deloitte & Touche LLP

Boston, Massachusetts
June 20, 2000